                                 Exhibit 11.1

                                HEARTPORT, INC.

                 STATEMENT RE:  COMPUTATION OF PER SHARE LOSSES


                                  Three Months Ended           Six Months Ended
                                        June 30,                    June 30,
                               -------------------------   -------------------------
                                  1996           1995          1996          1995
                               -----------   -----------   -----------   -----------
PRO FORMA
Net loss                       $(5,571,194)  $(2,252,121)  $(9,699,234)  $(3,960,533)
                               -----------   -----------   -----------   -----------
                               -----------   -----------   -----------   -----------

Weighted average Common
   Shares outstanding           13,446,000     5,983,000     9,714,000     5,983,000

Convertible preferred
   shares outstanding            9,238,000     9,238,000     9,238,000     9,238,000

Shares related to SAB No.
   55, 64 and 83                        --     4,562,000     2,281,000     4,562,000
                               -----------   -----------   -----------   -----------

Total weighted average Common
   Shares outstanding           22,684,000    19,783,000    21,233,000    19,783,000
                               -----------   -----------   -----------   -----------
                               -----------   -----------   -----------   -----------

Net loss per share             $     (0.25)  $     (0.11)  $     (0.46)  $     (0.20)
                               -----------   -----------   -----------   -----------
                               -----------   -----------   -----------   -----------